Consent of Independent Registered Public Accounting Firm

Alliance Bancorp, Inc. of Pennsylvania

Broomall, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-177407 and 333-171935) of Alliance Bancorp, Inc. of Pennsylvania of our report dated March 19, 2014, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

March 19, 2014